Exhibit 99.1

Myomo Reports Fourth Quarter and Full Year 2020 Financial Results

Record Q4 2020 revenue of $3.8 million up 149% over prior year

Full year 2020 revenue of $7.6 million up 98% vs. 2019

Q4 gross margin of 73% up 100 basis points over prior year

Q4 cash used in operations of $1.2 million lowest since June 2017 IPO

Conference call begins at 4:30 p.m. Eastern time today

BOSTON, Mass. (March 10, 2021) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three months and year ended December 31, 2020.

Financial and operational highlights for the fourth quarter of 2020 include the following (all comparisons are with the fourth quarter of 2019, unless otherwise noted):

•	Revenue was up 149% to a record $3.8 million

•	101 units were delivered to patients including 97 recognized as revenue, a 126% increase

•	Revenue from the direct billing channel represented 77% of total revenue, up from 68% of revenue in the third quarter of 2020

•	Gross margin was 73%, up 100 basis points from 72% in the fourth quarter of 2019 and up from 56% in the third quarter of 2020

•	The reimbursement pipeline had 768 MyoPro units as of December 31, 2020, an increase of 29% compared to December 31, 2019, with 209 candidates entering the pipeline during the fourth quarter.

•

The MyoPro direct billing pipeline now represents more than 80% of reimbursement pipeline units, and approximately 90% of those entering the domestic pipeline during the fourth quarter are direct bill candidates

•

Backlog, which represents insurance authorizations received but not yet converted to revenue, was 131 units as of December 31, 2020; 13 units, representing $0.4 million of revenue, were pulled into the fourth quarter from 2021 and recorded as revenue from insurers where the Company determined that sufficient evidence of collectability existed to record revenues for these direct billing patients at delivery

•	The Company received insurance authorizations and orders for 86 patients to receive a MyoPro during the fourth quarter

Management Commentary

“Fourth quarter revenue was not only a record, it also was equivalent to our full year 2019 revenue. This is a testament to the adaptability and execution of our team in light of the challenges presented by the COVID-19 pandemic,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “The strategic shift to direct billing implemented in late 2019 is supporting both revenue growth and margin improvement.”

Financial Results

	For the Three Months Ended December 31,		Period-to-Period Change		For the Year Ended December 31,		Period-to-Period Change
	2020	2019	$	%	2020	2019	$	%
Revenue	$3,789,976	$1,520,695	$2,269,281	149%	$7,583,371	$3,837,730	$3,745,641	98%
Cost of revenue	1,007,525	424,645	582,880	137%	2,600,375	1,420,767	1,179,609	83%

Gross profit	$2,782,451	$1,096,050	$1,686,401	154%	$4,982,996	$2,416,963	$2,566,032	106%

Gross margin	73%	72%		1%	66%	63%		3%

Revenue for the fourth quarter of 2020 was $3.8 million, an increase of 149% compared with the fourth quarter of 2019, due to a higher average selling price and a greater number of revenue units. Myomo recognized revenue on 97 units in the fourth quarter of 2020, an increase of 126% compared with the fourth quarter of 2019. This includes 13 direct billing units, which represented $0.4 million in revenue recognized upon delivery as those customers met the conditions for revenue recognition. Full year 2020 revenue of $7.6 million was up 98% over 2019.

Gross margin for the fourth quarter of 2020 was 73%, compared with 72% for the fourth quarter of 2019. The increase primarily reflects a higher average selling price partially offset by cost of revenue recognized in the fourth quarter of 2020 for deliveries of units to patients expected to be recognized as revenue in future periods. The Company delivered 101 units to patients in the fourth quarter, including 97 recognized as revenue. Full year 2020 gross margin was 66%, compared with 63% in 2019.

Operating expenses for the fourth quarter of 2020 were $4.5 million, an increase of 22% over the fourth quarter of 2019.    The increase primarily reflects higher incentive compensation accruals and advertising costs. Full year 2020 operating expenses were $15.4 million, an increase of 17% over 2019.

Operating loss for the fourth quarter of 2020 decreased to $1.7 million from $2.6 million for the fourth quarter of 2019. Net loss for the fourth quarter of 2020 was $1.7 million, or $0.36 per share, compared with a net loss of $2.8 million, or $4.81 per share, for 2019. Full year 2020 operating and net losses were $10.5 million and $11.5 million, respectively. Net loss for the full year 2020 includes a charge of $0.7 million related to the extinguishment of the Company’s convertible note.

Adjusted EBITDA1 for the fourth quarter of 2020 was negative $1.4 million, compared with negative $2.4 million for the fourth quarter of 2019. Full year 2020 Adjusted EBITDA was negative $9.7 million, compared with negative $9.8 million in 2019. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Business Outlook

“We expect revenue in the first quarter of 2021 to be higher year-over-year, but lower sequentially. This reflects the usual seasonality in our business, as well as the pull in of revenue into the fourth quarter of 2020 as a result of the acceleration of direct billing revenue for certain insurers where we have completed delivery and have sufficient history to assume collectability,” said David Henry, Myomo’s chief financial officer.

“While we are planning for continued annual revenue growth this year, we expect a decrease in authorizations and orders in the first quarter resulting from lower lead generation in the last several months of 2020,” added Mr. Gudonis. “We implemented changes in our advertising in the fourth quarter and we’re seeing results from those efforts so far in the first quarter. Our field clinical staff is now focusing on growing the number of candidates in the pipeline. As a result, our pipeline is expanding rapidly, with nearly 300 candidates added so far in the first quarter. As our experience shows, it will take some time for these pipeline additions to become authorizations and orders.”

Liquidity

Cash and cash equivalents as of December 31, 2020 were $12.2 million. Cash used by operating activities , was $1.2 million in the fourth quarter of 2020, which was the lowest level since the Company’s IPO in 2017, prior to investments

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

made to scale the business. Cash used by operations is expected to increase in the first quarter due to lower anticipated revenue and the payment of a deposit for inventory to one of the Company’s contract manufacturing partners to support planned MyoPro unit volumes in 2021. In addition, capital expenditures are expected to higher in the first quarter due to leasehold improvements for our new headquarters facility in Boston. We expect 2021 cash used in operations to follow a similar pattern as 2020, with higher usage of cash in the first half of the year and lower usage of cash in the second half. Our goal is to further reduce cash used by operating activities in 2021 compared to 2020..

“With more than $7 million in proceeds received from the exercise of warrants so far during the first quarter of 2021, we believe we have sufficient cash to fund operations well into 2022,” added Mr. Henry.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. ET. We encourage participants to pre-register for the call using the following link: https://dpregister.com/sreg/10152838/e3851573d0. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or unable to pre-register may participate by dialing 1-844-707-6932 (U.S.) or 1-412-317-9250 (International). A webcast of the call can be accessed at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A telephone replay of the call will be available until March 24, 2021; please dial 1-877-344-7529 (U.S.) or 1-412-317-0088 (International) and provide the passcode #10152838.

Non-GAAP Financial Measures

Myomo has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for revenues in the first quarter, its current authorization backlog and its cash runway and capital requirements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenue	$3,789,976	$1,520,695	$7,583,371	$3,837,730
Cost of revenue	1,007,525	424,645	2,600,375	1,420,767

Gross profit	2,782,451	1,096,050	4,982,996	2,416,963
Operating expenses:
Research and development	418,758	442,523	1,669,188	1,749,509
Selling, general and administrative	4,050,304	3,234,343	13,816,494	11,462,457

	4,469,062	3,676,866	15,485,682	13,211,966

Loss from operations	(1,686,611)	(2,580,816)	(10,502,686)	(10,795,003)
Other expense (income)
Change in fair value of derivative liabilities	—	(38,530)	(122,706)	(194,485)
Interest (income) expense and other expense, net	1,867	105,587	255,906	(1,140)
Non-cash interest expense, debt discount	—	113,631	218,803	113,631
Loss on extinguishment of debt	12,786	—	709,222	—

	14,653	180,688	1,061,225	(81,994)

Loss before income taxes	(1,701,264)	(2,761,504)	(11,563,911)	(10,713,009)
Income tax (benefit)	(2,851)	—	—	—

Net loss	$(1,698,413)	$(2,761,504)	$(11,563,911)	$(10,713,009)
Deemed dividend on repricing of warrants (2019 revised)	—	—	(670,632)	(797,637)

Net loss attributable to common stockholders	$(1,698,413)	$(2,761,504)	$(12,234,543)	$(11,510,646)

Weighted average number of common shares outstanding:
Basic and diluted	4,637,679	574,299	3,329,868	553,782

Net loss per share attributable to common stockholders (1)
Basic and diluted	$(0.37)	$(4.81)	$(3.67)	$(20.79)

(1) Share and per share amounts have been restated to give effect to the Company’s 1-for-30 reverse stock split effected January 30, 2020

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$12,241,261	$4,465,455
Accounts receivable, net	924,916	424,287
Inventories, net	707,114	439,533
Prepaid expenses and other current assets	572,684	820,206

Total Current Assets	14,445,975	6,149,481
Restricted cash	—	75,000
Deferred offering costs	—	219,240
Equipment, net	95,023	154,972
Operating lease assets with right of use	168,784	—

Total Assets	$14,709,782	$6,598,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current note payable, net of discount $676,703 at December 31, 2019	$—	$1,763,887
Accounts payable and accrued expenses	2,848,904	1,738,490
Current operating lease liability	18,289	—
Derivative liabilities	—	378,239
Deferred revenue	2,512	2,913

Total Current Liabilities	2,869,705	3,883,529
Long-term debt, net of discount of $36,169 at December 31, 2019	—	888,961
Deferred revenue	1,495	1,495
Non-current operating lease liability	155,148	—
Other long-term liabilities	118,060	—

Total Liabilities	3,144,408	4,773,985

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	457	57
Additional paid-in capital	79,273,964	57,957,097
Accumulated other comprehensive loss	(12,690)	—
Accumulated deficit	(67,689,893)	(56,125,982)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	11,565,374	1,824,708

Total Liabilities and Stockholders’ Equity	$14,709,782	$6,598,693

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,563,911)	$(10,713,009)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	105,382	95,124
Stock-based compensation	614,302	907,993
Bad debt expense	9,839	—
Inventory reserve	—	(71,265)
Non-cash interest expense, debt discount	218,803	113,631
Amortization of original issue discount and debt restructuring fee	161,869	58,296
Amortization of right-of-use assets	3,288	—
Loss on extinguishment of debt	709,222	—
Change in fair value of derivative liabilities	(122,706)	(194,485)
Loss on disposal of asset	547	2,481
Other non-cash charges	(18,446)	9,423
Changes in operating assets and liabilities:
Accounts receivable	(522,944)	(42,028)
Inventories	(271,545)	(213,562)
Prepaid expenses and other current assets	248,464	(163,742)
Other assets	57,987	(87,265)
Accounts payable and accrued expenses	1,217,929	60,742
Payments on lease liabilities	1,365	—
Deferred revenue	(401)	2,418
Other liabilities	118,060	—
Customer advance payments	—	(106,569)

Net cash used in operating activities	(9,032,896)	(10,341,817)

CASH USED IN INVESTING ACTIVITIES	(45,752)	(51,991)
CASH PROVIDED BY FINANCING ACTIVITIES	16,780,576	8,318,469
Effect of foreign exchange rate changes on cash	(1,122)	—

Net increase in cash, cash equivalents and restricted cash	7,700,806	(2,075,339)
Cash, cash equivalents and restricted cash, beginning of period	4,540,455	6,615,794

Cash, cash equivalents and restricted cash, end of period	$12,241,261	$4,540,455

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
GAAP net loss	$(1,698,413)	$(2,761,504)	$(11,563,911)	$(10,713,009)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	1,867	105,587	255,906	(1,140)
Non-cash interest expense, debt discount	—	113,631	218,803	113,631
Loss on extinguishment of debt	12,786	—	709,222	—
Depreciation expense	25,653	24,446	105,382	95,124
Stock-based compensation	203,110	146,951	614,302	907,993
Change in fair value of derivative liabilities	—	(38,530)	(122,706)	(194,485)
Income tax (benefit)	(2,851)	—	—	—

Adjusted EBITDA	$(1,457,848)	$(2,409,419)	$(9,783,002)	$(9,791,886)

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